Exhibit 10.4

THE DUN & BRADSTREET CORPORATION
2009 STOCK INCENTIVE PLAN
PERFORMANCE RESTRICTED STOCK UNIT AWARD
(Total Shareholder Return)
(<award_date>)
This PERFORMANCE RESTRICTED STOCK UNIT AWARD (this “Award”) is being granted to <first_name> <last_name> (the “Participant”) as of <award_date> (the “Award Date”) by THE DUN & BRADSTREET CORPORATION (the “Company”) pursuant to THE DUN & BRADSTREET CORPORATION 2009 STOCK INCENTIVE PLAN (As Amended and Restated With Respect to Awards Granted Under the Plan on or after January 1, 2013) (the “Plan”). Capitalized terms not defined in this Award have the meanings ascribed to them in the Plan.
1.Grant of Performance Restricted Stock Units. The Company hereby awards to the Participant pursuant to the Plan the number of performance restricted stock units (“Performance RSUs”) as set forth in Exhibit A. A Performance RSU constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to the Participant, subject to the terms of this Award and the Plan, one share of the Company’s common stock, par value $.01 (“Share”) for each Performance RSU that vests in accordance with the terms and conditions of Section 2 below and Exhibit A. Until delivery of the Shares, the Participant has only the rights of a general unsecured creditor of the Company, and no rights as a shareholder of the Company.
2.Vesting. Subject to Sections 3 and 8 below, the Performance RSUs shall vest in accordance with the performance-based and time-based vesting conditions, as applicable, set forth in Exhibit A. Notwithstanding provisions to the contrary and subject to the provisions of Section 7 below, the Company may cause such number of Performance RSUs to vest prior to the vesting dates and issuance of the Company’s common stock in satisfaction thereof to the extent necessary to satisfy any Tax-Related Items (as defined in Section 7 below) that may arise before the vesting dates.
3.Termination of Employment.
(a) If the Participant ceases to provide services as an employee of the Company and its Affiliates (i) due to death or Disability, or (ii) on or after the one year anniversary of the Award Date as a result of Retirement, the Participant shall vest in the Performance RSUs to the extent provided in Exhibit A.
(b) Except as otherwise provided in Section 3(a) hereof, the Participant shall forfeit all rights to and interests in the unvested Performance RSUs if the Participant ceases to provide services as an employee of the Company and its Affiliates .
4.Voting. The Participant will not have any rights of a shareholder of the Company with respect to Performance RSUs until delivery of the underlying Shares.
5.Dividend Equivalents. The Participant will not be entitled to dividends or dividend equivalents with respect to the Performance RSUs.
6.Transfer Restrictions. The Performance RSUs are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Performance RSUs that have not been settled shall immediately be forfeited.
7.Withholding Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance RSU, including, but not limited to, the grant, vesting or settlement of the Performance RSU, the subsequent sale of Shares acquired pursuant to the settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance RSU to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy Tax-Related Items. In this regard, the Participant authorizes the Company or its agents, at its discretion, to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon vesting and settlement of the Performance RSU. In the event that such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Participant’s acceptance of the Performance RSU, the Participant authorizes and directs the Company and any brokerage firm determined acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issuable to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Anything in this Section 7 to the contrary notwithstanding, to avoid a prohibited acceleration under Code Section 409A, the number of Shares subject to Performance RSUs that will be permitted to be released and withheld (or sold on the Participant’s behalf) to satisfy any Tax-Related Items arising prior to the date the Shares are scheduled to be delivered pursuant to Section 9 for any portion of the Performance RSUs that is considered nonqualified deferred compensation subject to Code Section 409A shall not exceed the number of Shares that equals the liability for the Tax-Related Items.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Performance RSU, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.
(d)Finally, the Participant agrees to pay to the Company or the Employer, including through withholding from the Participant’s wages or other cash compensation paid to the Participant by the

Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
8.Change in Control. Notwithstanding anything to the contrary in Section 3, if there is a Change in Control of the Company prior to the payment of the Award, the terms set forth in Section 6(d)(iii) of the Plan (including Good Reason protection under Section 6(d)(iii)(ii) thereof) shall govern.

9.Delivery of Shares.
(a)The Shares shall be delivered within such times as set forth on Exhibit A.
(b)Anything in the provisions of this Award to the contrary notwithstanding, the delivery of the Shares subject to the Award or any other payment under this Award that constitutes an item of deferred compensation under Code Section 409A and becomes payable to the Participant by reason of his or her termination of employment shall not be made to such Participant unless his or her termination of employment constitutes a “separation from service” (within the meaning of Code Section 409A). In addition, if such Participant is at the time of such separation from service a “specified employee” (within the meaning of Code Section 409A), the delivery of the Shares (or other payment) described in the foregoing sentence shall be made to the Participant on the earlier of (i) the first day immediately following the expiration of the six-month period measured from such Participant’s separation from service, or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under U.S. Treasury Regulations issued under Code Section 409A.
(c)Until the Company determines otherwise, delivery of Shares on each applicable settlement date will be administered by the Company’s transfer agent or an independent third-party broker selected from time to time by the Company.
10.Change in Capital Structure. The terms of this Award, including the number of Performance RSUs, shall be adjusted in accordance with Section 13 of the Plan as the Committee determines is equitably required in the event the Company effects one or more stock dividends, stock split-ups, subdivisions or consolidations of Shares or other similar changes in capitalization.
11.Detrimental Conduct Agreement. The obligations of the Company under this Award are subject to the Participant’s timely execution, delivery and compliance with the Detrimental Conduct Agreement in the form provided by the Company to the Participant.
12.Code Section 409A. This Award is intended to be exempt from or compliant with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Code Section 409A. In furtherance of this intent, the provisions of this Award will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of this Award, the Plan or both, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A and to avoid the imposition of any penalty tax or other adverse tax consequences under Code Section 409A. This Section 12 does not create an obligation on the part of the Company to modify the terms of this Award or the Plan and does not guarantee that the Award or the delivery of Shares under the Award will not be subject to taxes, interest and penalties or any other adverse tax consequences under Code Section 409A. The Company will have no liability to the Participant or any other party if the Award, the delivery of Shares upon settlement of the Award or other payment hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.
13.Entire Agreement. The Plan is incorporated herein by reference and a copy of the Plan can be requested from the Corporate Secretary, The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078. The Plan and this Award constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Award shall be within its sole and absolute discretion and shall be final, conclusive and binding on the Participant and all persons claiming under or through the Participant.
14.No Rights to Continued Employment. Nothing contained in the Plan or this Award shall give the Participant any right to be retained in the employment of the Company or its Affiliates or affect the right of any such Employer to terminate the Participant. The adoption and maintenance of the Plan shall not constitute an inducement to, or condition of, the employment of any Participant. The Plan is a discretionary plan, and participation by the Participant is purely voluntary. The future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty. Participation in the Plan with respect to this Award shall not entitle the Participant to participate with respect to any other award in the future, or benefits in lieu of Performance RSUs, even if Performance RSUs have been granted in the past. Any payment or benefit paid to the Participant with respect to this Award shall not be considered to be part of the Participant’s “salary,” and thus, shall not be taken into account for purposes of calculating any Participant’s termination indemnity, severance pay, retirement or pension payment, or any other Participant benefits.
15.Successors and Assigns. This Award shall be binding upon and inure to the benefit of all successors and assigns of the Company and the Participant, including without limitation, the estate of the Participant and the executor, administrator or trustee of such estate or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
16.Severability. The terms or conditions of this Award shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.
17.No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendation regarding the Participant’s participation in the Plan, or the acquisition or sale of underlying Shares. The Participant is advised to consult with his or her personal tax, legal, and financial advisors regarding the decision to participate in the Plan before taking any action related to the Plan.
18.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.
19.Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance RSU and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.Clawback/Recovery. If the Participant is now or is hereafter subject to any clawback policy that the Company has adopted or is required to adopt pursuant to listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law, the Performance RSUs will be subject to recoupment in accordance with such clawback policy.
21.Waiver. The Participant acknowledges that a waiver by the Company or breach of any provision of this Award shall not operate or be construed as a waiver of any other provision of this Award, or of any subsequent breach by the Participant or any other Participant.
22.Governing Law.
(a)The laws of the State of New Jersey, U.S.A., including tort claims, (without giving effect to its conflicts of law principles) govern exclusively all matters arising out of or relating to this Award, including, without limitation, its validity, interpretation, construction, performance, and enforcement.
(b)Any party bringing a legal action or proceeding against any other party arising out of or relating to this Award shall bring the legal action or proceeding in the United States District Court for the District of New Jersey and any of the courts of the State of New Jersey, U.S.A.
(c)Each of the Company and the Participant waives, to the fullest extent permitted by law, (a) any objection which it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Award brought in any court of the State of New Jersey, U.S.A., or the United States District Court for the District of New Jersey, including, without limitation, a motion to dismiss on the grounds of forum non conveniens or lack of subject matter jurisdiction; and (b) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.
(d)Each of the Company and the Participant submits to the exclusive jurisdiction (both personal and subject matter) of (a) the United States District Court for the District of New Jersey and its appellate courts, and (b) any court of the State of New Jersey, U.S.A., and its appellate courts, for the purposes of all legal actions and proceedings arising out of or relating to this Award.

IN WITNESS WHEREOF, this Performance Restricted Stock Unit Award has been duly executed as of the date first written above.

THE DUN & BRADSTREET CORPORATION

By:______________________________
John B. Reid-Dodick
Chief People Officer

EXHIBIT A
PERFORMANCE RESTRICTED STOCK UNIT AWARD
(Total Shareholder Return)
1.Target Number. The target number of Performance RSUs subject to this Award is: <shares_awarded> (the “Target Number”).

2.Performance Period. Three-year period beginning January 1, 20XX and ending on December 31, 20XX (the “Performance Period”).

3.Time-Based Vesting Dates.
Third anniversary of the Award Date: 50% of Eligible Performance RSUs (as defined below)
Fourth anniversary of the Award Date: 50% of Eligible Performance RSUs
(each, a “Time-Based Vesting Date”).

4.Vesting. Except as otherwise provided in Section 5 hereof, the Performance RSUs shall vest on the applicable Time-Based Vesting Dates (i) based on the level of attainment of Total Shareholder Return (“TSR” or “Performance Goal”) of the Company during the Performance Period and (ii) as long as the Participant remains in continuous service as an employee of the Company and any its Affiliates through the applicable Time-Based Vesting Dates. Any Performance RSUs that have not vested as of the applicable Time-Based Vesting Date shall be forfeited.
As soon as practicable following the end of the Performance Period, the Committee shall assess and, to the extent this Award is intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, shall certify, the attainment level of the Performance Goal, and based on such attainment level, shall assign a percentage of attainment of between 0% and 200% (with attainment between the various levels of attainment subject to interpolation) in accordance with the schedule set forth below. The number of Performance RSUs that shall be eligible to vest (the “Eligible Performance RSUs”) on the applicable Time-Based Vesting Dates shall be equal to the product of (a) the attainment percentage (as determined in accordance with the guidance below), multiplied by (b) the Target Number.
Total Shareholder Return. The attainment level of the Performance Goal shall be based on the 3-year TSR attained by the Company relative to the 3-year TSR attained by the continuing companies in the peer group established by the Committee at the commencement of the Performance Period (and in no event after the 90th day following the beginning of the Performance Period) (the “S&P Peer Group”) based on percentile ranking.
The Committee shall assign a percentage of attainment of the Performance Goal based on the following:

3-year Relative S&P Peer Group TSR Percentile	TSR Attainment
80th	200%
50th	100%
30th	50%
<30th	0%
Interpolation between attainment levels

The Performance Goals shall be subject to the adjustments approved by the Committee and set forth in writing at the time the Performance Goals are approved, which adjustments shall be made in accordance with the requirements of Code Section 162(m) to the extent this Award is intended to constitute qualified performance-based compensation, provided that the Committee may exercise its discretion to adjust the Performance Goals in a manner that would result in a decrease to the number of the Performance RSUs that would otherwise vest based on the attainment of the Performance Goals.
5.Termination of Employment.
(a)If the Participant ceases to provide services as an employee of the Company and its Affiliates due to death or Disability, any unvested Performance RSUs shall vest as follows: (i) if the termination occurs prior to the last day of the Performance Period, the Target Number shall vest, and (ii) if the termination occurs following the end of the Performance Period but prior to a Time-Based Vesting Date, the number of Eligible Performance RSUs corresponding to any subsequent Time-Based Vesting Date shall vest.
(b)If the Participant ceases to provide services as an employee of the Company and its Affiliates on or after the one-year anniversary of the Award Date due to Retirement, the Performance RSUs shall become vested with respect to: (i) in the event of a termination that occurs prior to the last day of the Performance Period, a pro rata portion of the number of Eligible Performance RSUs and (ii) in the event of a termination that occurs following the last day of the Performance Period but prior to a Time-Based Vesting Date, the number of Eligible Performance RSUs. The pro rata portion of the Performance RSUs that vest pursuant to Section 5(b)(i) hereof shall be calculated by multiplying the Eligible Performance RSUs by a fraction, the numerator of which is the number of whole months the Participant was actively providing services to the Company or any Affiliate during the Performance Period and the denominator of which is thirty-six (36).
6.Delivery of Shares. Subject to Section 9 of the Award, the Shares corresponding to the vested Performance RSUs shall be delivered: (i) within 60 days of the applicable Time-Based Vesting Dates (including cases where the Participant terminates employment due to Retirement); or (ii) if earlier, (1) within 60 days of the Participant’s termination of employment due to death or Disability, or (2) as contemplated under Section 8 of the Award in connection with a Change in Control; provided, however, that if the Award constitutes an item of deferred compensation under Code Section 409A and the vesting event is a Change in Control that is not a “change in control event” within the meaning of Code Section 409A, the Shares shall be delivered on the earliest vesting event contemplated under this Section 6(i) or (ii)(1).